EXHIBIT 2.2

                     AMENDMENT TO ASSET PURCHASE AGREEMENT
                             DATED FEBRUARY 1, 2006







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                      AMENDMENT TO ASSET PURCHASE AGREEMENT

         This AMENDMENT TO ASSET PURCHASE AGREEMENT (this "Amendment") is executed as of February 1, 2006, by and between Crystalix Group International, Inc., a corporation organized under the laws of the State of Nevada, United States of America ("CRYSTALIX") and U.C. Laser Ltd., a company organized under the laws of the State of Israel of P.O.B 351 Karmiel 21613, Israel (the "COMPANY").

                               FACTUAL BACKGROUND

         Crystalix and the Company entered into a certain Asset Purchase Agreement dated December 29, 2005, and effective as of January 1, 2006 (the "AGREEMENT"). Crystalix and the Company desire to amend the Agreement as set forth below.

                                    AMENDMENT

         Any terms defined in the Agreement shall have the same meaning when used in this Amendment unless the context otherwise requires.

         This Agreement is hereby amended as follows:

         A. Paragraph "A" of the Recitals is amended to read in full as follows:

                                    RECITALS

                     "A.  The  Company  wishes to sell to  Crystalix,  and
            Crystalix wishes to purchase from the Company (the "TRANSACTION"), all the assets of the Company that are used in connection with the manufacturing, distribution and marketing of the Company's decorative images and products (the "COMPANY'S BUSINESS") including the Company's Accounts Receivable (as defined below), the Company Contracts (as defined below), and the Company's shares in U.C. Laser, Inc. and CIC Laser Technologies Ltd. (the "PURCHASED SUBSIDIARIES") and, the Company's economic rights in the shares of Laser
            Glass Ltd., held by the Company (the "LG Shares") (collectively, including the Colored Glass Technology License (as defined below) the "PURCHASED ASSETS") and EXCLUDING the securities of UCLT Ltd. (the "EXCLUDED SUBSIDIARY")."

         B. Sections 1.1(a) and 1.1(e) are amended to read in full as follows:

                     "(a) The Company  agrees to sell,  convey,  transfer,
            assign and deliver to Crystalix and/or the Israeli Subsidiary (as defined below), and Crystalix agrees to purchase and acquire (directly or through the Israeli Subsidiary) from the Company, at the Closing, good title in and to all of the Purchased Assets, including but not limited to (x) all of the
            issued  and   outstanding   share  capital  of  the



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            Purchased  Subsidiaries; (y) the LG  Shares  or the  Company's
            economic rights therein, in accordance with Section 1.1 (e) below; and (z) the equipment, Company Contracts (as defined
            below) and other assets set forth in Schedule 1.1(a)   hereto.
            Notwithstanding  the  foregoing:   (a)  the  transfer  of  the
            Purchased Assets shall remain subject to the satisfaction of the conditions set forth in Section 5.15 (a) below; and (b) the Purchased Assets shall be free and clear of all Liens, except for (i) Liens securing the Assumed Liabilities (as defined below), and (ii) Liens for taxes not yet due and payable.

                      (d) Crystalix  agrees to accept the Purchased Assets
            (directly or through the Israeli Subsidiary) subject to all of the Company's Liabilities arising from or related to the Purchased Assets, which are listed on Schedule 1.1(d) hereto (the "ASSUMED LIABILITIES") and Liens securing the Assumed Liabilities. Crystalix and the Israeli Subsidiary will not assume or be responsible for any other Liabilities of the Company.

                     "(e) The Company shall cause Laser Glass, Ltd. ("LG")
            to grant to the Israeli Subsidiary a worldwide, exclusive license to use the colored glass technology owned by LG (the "COLORED GLASS TECHNOLOGY LICENSE"). Within 180 days following the Closing, the Company shall deliver to the Israeli Subsidiary all of the LG Shares, provided that the Company obtains all of the approvals required for such transfer, including without limitation the approval of the OCS and any other consents or waivers required under LG's Articles of Association or any related agreement. In the event that the Company is unable to transfer the LG Shares to the Israeli Subsidiary, the Company shall transfer to the Israeli Subsidiary all of the Company's economic rights therein."

         C. Section 1.5 is amended to read in full as follows:

            "1.5     CLOSING.
                     "Unless this Agreement is earlier terminated pursuant
            to Section 8.1, the closing of the Transaction (the "Closing") is expected to take place on or before February 1, 2006 and will take place as promptly as practicable, no later than 5 Business Days following satisfaction or waiver of the conditions set forth in Article 6, at the offices of Snell & Wilmer L.L.P., 3800 Howard Hughes Parkway, Suite 1000, Las Vegas, Nevada 89109."

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         D. Sections  1.6(i)(f),  (h), (k), (l), (o) and 1.6(ii) (e) and (k) are
waived. Schedules 3.5, 3.6, 3.10, 3.14, 3.15, 3.19, 2.5, and 2.6 are waived.

         E. Section 3.8 is amended to read in full as follows:

            "3.8     COLORED GLASS TECHNOLOGY LICENSE.

                     "Pursuant to the Colored  Glass  Technology  License,
            the Israeli Subsidiary will have a worldwide exclusive license to use the colored glass technology owned by Laser Glass Ltd. and the Israeli Subsidiary's rights will expire or may otherwise be terminated only in accordance with terms and conditions set forth in the Colored Glass Technology License."

         F. Section 5.15 is added to the Agreement to read in full as follows:

            "5.15    POST CLOSING OBLIGATIONS OF THE COMPANY.

                     "(a)  Within  ninety  (90)  days after  Closing,  the
            Company shall provide to Crystalix:



                     (i) The  approval  of the  OCS  with  respect  to the
            Transaction;

                     (ii) The  approval  of the  Investment  Center of the
            State of Israel with respect to the Transaction and releases of any Liens of the State of Israel on the Purchased Assets pertaining thereto.

            If such items are not provided within ninety (90) days, the Transaction shall be null and void and each Party shall return to the other Party all documents, property, and consideration exchanged or transferred in connection with this Agreement and the Transaction.

                     (b) In the event that the approval of the Israeli Tax
            Authority ("ITA") exempting the Israeli Subsidiary from actual payment of Value Added Tax ("VAT") due with respect to this Transaction (the "CERTIFICATE OF Exemption") is not obtained by the Company prior to March 14, 2006, the Company shall pay VAT in the amount set forth in the invoice it shall issue with respect to this Transaction, and the Israeli Subsidiary shall deliver such amount to the Company within 10 days following its receipt of such amount as refunds from ITA."


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         G. Except as specifically set forth herein, all other provisions of the
Agreement shall remain in full force and effect. In the event of any inconsistency between the terms of this Amendment and those of the Agreement, the terms of this Amendment shall prevail.

         IN WITNESS WHEREOF, Crystalix and the Company have caused this Amendment to be signed by their duly authorized representatives, all as of the date first written above.

U.C. Laser Ltd.                         Crystalix Group International, Inc.


By: /s/ MARSHALL BUTLER                 By: /s/ KEVIN T. RYAN
   -------------------------------         ------------------------------------
   Marshall Butler                         Kevin T. Ryan
   Chief Executive Officer                 President and Chief Executive Officer




















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